Exhibit 10.01

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 17, 2015 (the “Effective Date”), is by and between Genie Energy Ltd., a Delaware corporation (“Parent”), Genie Energy E&P Ltd., an Israeli limited company (“Genie E&P”, and together with Parent, the “Company”) and Geoffrey Rochwarger, an individual (the “Employee”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the continued employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee wishes to continue to perform services for the Company in accordance with the terms and conditions provided herein; and

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by and perform services for the Company or its subsidiaries and affiliates, on the terms and conditions set forth herein.

2. Term.  The term of this Agreement is for a five (5) year period (the “Term”) and shall commence as of the Effective Date set forth above and terminate on the fifth anniversary thereof, or upon the Employee's earlier death, or other termination of employment pursuant to Section 9 hereof.  The Term shall automatically be renewed or extended for successive twenty-four (24) periods beyond its otherwise scheduled expiration unless, not later than ninety (90) days prior to any such scheduled expiration, either party hereto shall have notified the other party in writing that such renewal extension shall not take effect.

3. Position. During the Term, the Employee shall serve as Vice Chairman of the Parent and as Chief Executive Officer of Genie E&P, and in such other capacities as shall be designated by the Board of Directors (the “Board”) or the Chief Executive Officer of Parent and agreed to by the Employee from time to time.

4. Duties and Reporting Relationship.  During the Term, the Employee shall, on a full-time basis, use his skills and render services to the best of his abilities on behalf of the Company. The Employee shall report directly to Howard Jonas or a successor to Mr. Jonas agreed upon by the Company and the Employee (the “Supervisor”).  The Employee shall comply with all of the policies and procedures of the Company as in effect from time to time.

In addition to his duties at Parent, which shall be substantially consistent with those in the period immediately prior to entering into this Agreement, Employee shall have primary authority and responsibility for drilling and actual production operations of the Company and its affiliates in Israel, including those conducted by Afek Oil & Gas Ltd. (“Afek”), as well as other activities as shall be agreed upon by the Employee and the Supervisor.

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In the event that the Supervisor determines that the Employee is not performing his duties satisfactorily (and such determination is confirmed by the Board), or the Company ceases to be engaged in the operations managed by the Employee, then the Company shall have the right to assign another managerial position to the Employee with the Company or one or more of its affiliates. Any such change shall be made only on not less than sixty (60) days’ prior written notice to the Employee, and the Company will consult with the Employee on any proposed new role and reasonably consider the Employee’s input. Such changes shall not impact the Employee’s compensation, reporting obligations or status as a senior executive or otherwise conflict with the other provisions hereof.

5. Place of Performance.  The Employee shall perform his duties and conduct his business at the Company’s locations in Newark, New Jersey, Jerusalem, Israel, and then current drilling or related locations, including domestic and international travel as shall be required for Company business.

The Company acknowledges that the Employee makes his primary home in Israel, but a portion of the services for Parent will need to be performed in the United States, including time at Parent’s headquarters in New Jersey. Parent agrees to pay for travel between Israel and the United States as necessary for the performance of Employee’s duties hereunder, as deemed necessary by the Employee and agreed by the Supervisor, including attendance at the regularly scheduled quarterly meetings of the Board.

6. Compensation and Related Matters.

(a)          Annual Base Salary.  The Company shall pay to the Employee an annual base salary (the “Base Salary”) at a rate of FIVE HUNDRED THOUSAND U.S. DOLLARS (US$500,000), payable in accordance with the Company’s standard payroll practices, less applicable taxes and customary withholdings. The Base Salary shall be paid by Parent and Genie E&P as appropriate in accordance with applicable tax and other laws and regulation.

(b)          Executive Management Bonus Program.  The Employee shall be entitled to a performance-based bonus at the level determined by the Compensation Committee of the Board with input from the Supervisor, provided that such bonus shall not be in an amount of less than TWO HUNDRED FIFTY THOUSAND U.S. DOLLARS (US$250,000) per annum, of which not less than ONE HUNDRED TWENTY FIVE THOUSAND U.S. DOLLARS (US$125,000) shall be in respect of the Employee’s duties to Parent and not less than ONE HUNDRED TWENTY FIVE THOUSAND U.S. DOLLARS (US$125,000) shall be in respect of the Employee’s duties to Genie E&P. Bonuses shall be paid at the same time as bonuses are paid to other executive officers of Parent.

(c)          Genie Retail Energy. The Company will provide to Employee a discretionary bonus based on the profits generated (or other metrics) at Genie Retail Energy, Inc. and its subsidiaries (“GRE”) (or related entities) for a period of time following January 1, 2015, which program shall be subject to approval of the Compensation Committee of the Board and dependent on the performance of GRE following the date hereof (“Profit/Performance Share”).

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(d)          Employee Benefits. The Employee shall be entitled to participate in all benefits provided to senior executives of the Company in Israel, including as set forth in Appendix A annexed hereto, and shall be entitled to all benefits and perquisites that have been provided to him by the Company in Israel prior to the date hereof.

(e)          Business Expenses. The Company shall reimburse the Employee for all ordinary and necessary business expenses incurred by him in connection with his employment (including without limitation, expenses for travel (via business class for all travel of more than one (1) hour in duration) and entertainment incurred in conducting or promoting business for the Company) upon submission by the Employee of receipts and other documentation in accordance with the Company's normal business expense reimbursement policies.  The Employee must use the Company’s travel department, if such a department exists, to arrange for all business related travel.

(f)          Paid Vacation. The Company will provide the Employee with thirty (30) days of paid vacation during each calendar year during the Term, as well as other time off and sick leave in accordance with Company policy in effect from time to time.

(g)          Equity Grants. Any grants of equity interests (including options, restricted stock, deferred stock grants or units) in the Company or any of its direct or indirect subsidiaries outstanding on the Effective Date shall remain in full force and effect and shall not be affected by the execution and delivery hereof, and the Employee’s performance hereunder shall be deemed to constituted continuous service for each of such grants.

To the extent that, following the date hereof, the Company offers anti-dilution protection on equity grants to other senior officers, it will provide the same protection to the Employee on equity grants received by him.

(h)          Perquisites. Except to the extent that they become contrary to Company policy, the Employee shall be entitled to all perquisites provided to him immediately prior to the date hereof in Israel, including, without limitation, a car, telephone, and home office equipment.

(i)          Seniority. For all benefits related matters, the Employee shall be given credit for all period of employment by the Company and all affiliates and predecessors of the Company prior to the date hereof.

7. Non-Disclosure and Non-Competition Agreement. The Employee agrees that the previously executed Non-Disclosure and Non-Competition Agreement, a copy of which is attached hereto as Exhibit “A” remains in full force and effect.  Notwithstanding anything to the contrary contained herein, the remedies provided for in the Non-Disclosure and Non-Competition Agreement are separate and distinct from those provided for in this Agreement and in no event shall such remedies be superseded by any provision contained herein.

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8. Representation as to Non-Interference. The Employee represents and warrants to the Company that the execution and delivery of this Agreement, and the Non-Disclosure and Non-Competition Agreement, do not, and the performance by the Employee of his obligations hereunder shall not, conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement, contract, or other obligation to assign inventions or to keep information confidential, to which the Employee is a party or by which the Employee was, is, or may be bound.

9. Termination.  The Employee’s employment hereunder may be terminated without breach of this Agreement as follows:

(a)           Death; Disability.  The Employee’s employment hereunder shall terminate upon his death or “Disability” (as hereinafter defined), unless otherwise prohibited by applicable law.  Upon any such termination, the Employee (or, in the event of his death, his estate) (i) shall receive any accrued or vested compensation, including salary, commission, bonus(es), through the “Date of Termination” (as hereinafter defined), including the Base Salary, plus a portion of his bonus (and any other performance-based compensation for the year in which the Date of Termination occurs, prorated based on the portion of a year represented by the period between the prior calendar year end and the Date of Termination, (ii) shall be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination, and (iii) and the Company shall continue to pay the Employee (or his estate as applicable) the Base Salary plus the minimum bonus provided for above through the then scheduled expiration of the Term.  The Employee (and in the event of his death, his estate) shall not be entitled to any other amounts or benefits from the Company or otherwise, except payments pursuant to any Company life insurance program/policy then in effect.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform his duties on account of a physical or mental illness for a period of sixty (60) consecutive days or ninety (90) days in any six (6) month period.   Following death or Disability of the Employee this Agreement shall not be renewed upon such expiration regardless of whether a party provides notice to that effect to the other parties. Notwithstanding anything contained herein to the contrary, during any period of Disability, the Company shall not be obligated to pay any compensation or other amounts to the Employee except as expressly provided by the Programs then in effect or in accordance with applicable law and accrued rights.

(b)           Cause; Resignation without Good Reason.  The Company may terminate the Employee’s employment hereunder for “Cause” (as hereinafter defined) or the Employee may resign from his position with the Company without “Good Reason” (as hereinafter defined).  For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder: (i) upon the Employee’s indictment or conviction for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof or Israel, (ii) upon the Employee’s commission of fraud, embezzlement or gross negligence against the Company, (iii) upon the Employee’s willful or continued failure to perform an act permitted by the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics that is within his material duties hereunder (other than by reason of physical or mental illness or disability) or directives of the Board that are consistent with the terms hereof, (iv) upon a material breach of the terms hereof by the Employee, (v) upon a material breach of the Non-Disclosure and Non-Competition Agreement annexed hereof, (vi) upon a material violation of the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics,; or (vii) upon any misrepresentation by the Employee of a material fact to or concealment by the Employee of a material fact from the Board or the Supervisor, in the cases of clauses (iii), (iv) or (vi) of this definition, after written notice has been delivered to the Employee by the Company, which notice specifically identifies the manner in which the Employee has not substantially performed his duties or has committed a breach or violation, and the Employee's failure to substantially perform his duties or breach is not cured within fifteen (15) business days after such notice has been given to the Employee.  For purposes of this Section 7(b), no act or failure to act on the Employee's part shall be deemed “willful” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's act, or failure to act, was in the best interest of the Company.

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EXECUTION DRAFT

If the Company terminates the Employee’s employment for Cause, or if the Employee shall resign from the Company without Good Reason, the Employee shall not be entitled to any severance payments, any unvested stock options, or other unvested equity incentive awards shall terminate, and the Employee shall relinquish any and all rights to any amounts payable and to any benefits otherwise provided for herein, provided that the Employee shall (A) be entitled to receive accrued or vested compensation, including salary, commission, and bonus(es), through the Date of Termination, and (B) have the right to be reimbursed for unpaid and approved business expenses (in accordance with the Company’s normal business expense reimbursement procedures) through such Date of Termination.

If the Employee resigns from the Company without Good Reason, or if the Employee does not intend to seek renewal of the Term, the Employee shall provide written notice to the Company at least ninety (90) days prior to the actual Date of Termination of the Employee’s employment, which ninety day notice period may be waived by the Company in its sole discretion, and in the case of a resignation, the Date of Termination shall be on the date that the Company sets forth in its communication of waiver.

(c)           Termination without Cause; Resignation for Good Reason. The Employee’s employment hereunder may also be terminated by the Company at any time for any reason without Cause or by the Employee for “Good Reason”.

For purposes of this Agreement, the Employee shall have “Good Reason” to terminate his employment hereunder upon (i) the Company’s failure to perform its material duties hereunder, which failure has not been cured by the Company within fifteen (15) days of its receipt of written notice thereof from the Employee; (ii) a change in the Supervisor or to whom the Employee reports in violation of the terms hereof, (iii) if the Company imposes unreasonable restrictions on Employee’s ability to perform his duties hereunder, (iv) a reduction by the Company (without the consent of the Employee, which consent may be revoked at any time) in the Employee’s Base Salary, or substantial reduction in the other benefits provided to the Employee; (v) the assignment to the Employee of duties inconsistent with the Employee’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Employee’s responsibilities; (vi) a substantial diminution of the Employee’s responsibilities; (vii) the relocation of the Employee’s principal place of employment by more than twenty-five (25) miles; (viii) the assignment of duties inconsistent with the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics; (ix) any purported termination of the Employee’s employment not in accordance with the terms hereof; or (x) any “Change in Control” of Parent.  For purposes of this Agreement, a “Change in Control” shall mean and shall be deemed to have occurred if (A) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), other than Howard Jonas, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf, and the heirs, executors or administrators of Howard Jonas, shall acquire in one or a series of transactions, whether through sale of stock or merger, voting securities representing more than 50% of the voting power of all outstanding voting securities of Parent or any successor entity of Parent, or (B) the stockholders of Parent shall approve a complete liquidation or dissolution of Parent. The Employee's right to terminate the Employee’s employment for Good Reason shall not be affected by the Employee's incapacity due to physical or mental illness.  The Employee's continued employment shall not constitute consent to, or a waiver of rights, with respect to any act or failure to act constituting Good Reason hereunder.  Notwithstanding the foregoing, a termination shall not be treated as a resignation for Good Reason if the Employee shall have consented in writing to the occurrence of the event giving rise to the claim of resignation for Good Reason.

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If the Employee gives notice of his intent to terminate his employment with Good Reason, the Employee shall first provide written notice to the Company, which notice specifically identifies the event or circumstances giving rise to the Good Reason for which the Employee is terminating his employment, within ninety (90) days of when such event or circumstance giving rise to the Good Reason becomes effective or transpires, provided that such ninety (90) day period shall be tolled during any period when a proposed solution or cure that has been agreed upon by the Company and the Employee is being implemented, and the Employee shall be entitled to renew his notice upon a failure of such effort or a change thereto implemented by the Company without his consent.  The notice of Good Reason must give the Company the opportunity to cure and if the Company fails to cure within thirty (30) days (fifteen (15) days in the instance of the first clause of the definition of Good Reason) of its receipt of the notice, the Employee’s resignation for Good Reason shall be deemed effective.

If the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, (1) the Company shall provide the Employee with at least ninety (90) days’ notice (which time period may be shortened by mutual agreement of the parties) of its intent to terminate this Agreement without Cause; (2) the Company shall pay to the Employee all accrued or vested compensation, including salary, commission, and bonus(es) through the Date of Termination, (3) the Company shall reimburse the Employee for unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedures), and (4) all awards theretofore granted to the Employee under the Company’s incentive plans shall immediately vest (and the restrictions thereon lapse) on the day immediately prior to the Date of Termination, and (5) the Company shall pay to the Employee a severance payment equal to amount calculated for the Severance Period based on an annual amount of his total cash compensation (including Base Salary, bonus and Profit/Performance Share) received during or in respect of the calendar year immediately preceding the year in which the Date of Termination occurs (as defined below) (the “Severance Payment”).

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As used herein, the Severance Period shall mean: (i) if the Date of Termination is on or prior to the fourth (4th) anniversary of the Effective Date, the period between the Date of Termination and the then scheduled expiration of the Term plus twelve (12) months, and (ii) if the Date of Termination is following the fourth (4th) anniversary of the Effective Date, the period between the Date of Termination and the then scheduled expiration of the Term plus twenty four (24) months.

As a condition to receiving the Severance Payment, the Employee will be required to execute and deliver the Company’s standard release agreement (the “Release Agreement”) within forty-five (45) days following the Date or Termination. Subject to Section 19 hereof, the Severance Payment will be paid in equal payments over the period following the effective date of the Release Agreement equal to the Severance Period, on the Company’s regularly scheduled payroll payment dates. The Severance Payment shall be deemed to be paid by Parent and Genie E&P in the same proportion as Base Salary and bonus.

(d)           Severance upon expiration of the Term. Upon expiration of the Term, and in the event that the Company does not offer to extend the Term, the Employee shall also be entitled to receive (1) all accrued or vested compensation, including salary, commission, and bonus(es) through the Date of Termination, (2) unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedures), and (3) a severance payment in the amount of two hundred percent (200%) of his total cash compensation (including Base Salary, bonus and Profit/Performance Share) received during or in respect of the calendar year immediately preceding the year in which the Date of Termination occurs (the “Non-Renewal Severance Payment”),  subject to his execution and delivery of the Release Agreement within forty-five (45) days of the end of the Term.  Subject to Section 19 hereof, the Non-Renewal Severance Payment will be paid in equal payments over the period following the effective date of the Release Agreement equal to the Severance Period, on the Company’s regularly scheduled payroll payment dates. The Non-Renewal Severance Payment shall be deemed to be paid by Parent and Genie E&P in the same proportion as Base Salary and bonus. In addition, all awards theretofore granted to the Employee under the Company’s incentive plans shall immediately vest (and the restrictions thereon lapse) on the day immediately prior to the Date of Termination.

(e)           Notice of Termination. Any termination of the Employee’s employment by the Company (other than termination upon the death of the Employee) or by the Employee shall be communicated by written Notice of Termination by such party to the other in accordance with Section 10 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated (as applicable).

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(f)           Date of Termination. “Date Of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) the date of expiration of the Term if either party elects not to renew the Term for an additional year or (iii) if the Employee’s employment is terminated pursuant to any of the other terms set forth above, the date specified in the Notice of Termination.

10. Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by an overnight courier (signature required), sent by facsimile (with evidence of successful transmission) or by electronic mail (return receipt requested) in each case addressed as follows:

If to the Company:

Genie Energy Ltd.

520 Broad Street

Newark, New Jersey 07102

Attn:   Chief Executive Officer

with a copy to:

Genie Energy Ltd.

520 Broad Street

Newark, New Jersey 07102

Attn:    General Counsel

If to the Employee:

Geoffrey Rochwarger

50 Rechov Shimon

Bet Shemesh, Israel, 9954350

With a copy to:

Geoffrey Rochwarger

350 Warwick Avenue

Teaneck, NJ 07666

or to such other address, facsimile number or email address as either party may have furnished to the other in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.  This Agreement shall be binding upon and inure to the benefit of the Company, and its successors and assigns, and upon the Employee. The obligations of the Employee shall not be assignable or otherwise transferable.

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12. Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Entire Agreement.  Other than the Company’s Non-Disclosure and Non-Competition Agreement referenced above and the Appendix hereto, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

15. Arbitration.  Except as set forth in Section 7 and Section 17, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including, without limitation, its affiliates, officers, representative or agents) arising out of or relating to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by commercial arbitration in a forum of the American Arbitration Association (" AAA ") located in the State of New Jersey and conducted in accordance with the National Rules for the Resolution of Employment Disputes.  In such arbitration: (i) the arbitrator shall agree to treat all evidence and other information presented by the parties to the same extent as Confidential Information under the Non-Disclosure and Non-Competition Agreement must be held confidential by the Employee, (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (iii) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision.  Any arbitration award shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.  Each party shall bear its/his own costs of participating in any arbitration proceedings or other dispute proceedings.  The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Employee, including, without limitation any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 (which prohibits age discrimination in employment), Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion, sex, or pregnancy), the Americans with Disabilities Act of 1991 (which prohibits discrimination in employment against qualified persons with a disability), the Equal Pay Act (which prohibits paying men and women unequal pay for equal work), ERISA, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act (or other federal or state whistleblower laws), or any other federal, state, or local laws or regulations pertaining to the Employee’s employment or the termination of the Employee's employment.

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16. Choice of Law; Jurisdiction.   The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles. By executing this Agreement, the Employee consents to the personal jurisdiction of all state and federal courts and arbitration forums located in the State of New Jersey.

17. Remedies of the Company.  Notwithstanding the arbitration provisions of Section 15, upon any termination for Cause that may cause irreparable harm to the Company or upon the violation of the Company’s Non-Disclosure and Non-Competition Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, with respect to such termination.

18. Other Representations.  The Employee has been advised to obtain independent counsel to evaluate the terms, conditions, and covenants set forth herein and he has been afforded ample opportunity to obtain such independent advice and evaluation.  The Employee warrants to the Company that he has relied upon such independent counsel and not upon any representation (legal or otherwise), statement, or advice said or offered by the Company or the Company’s counsel in connection herewith.

19. Section 409A.  All provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Internal Revenue Code (“Section 409A”).  ”). By way of example, and not limitation, it is the intent of the parties that with regard to the Severance Payment and the Non-Renewal Severance Payment, including each payment in a series of installment payments, each payment is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be either: (i) exempt from Section 409A, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. §1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, if any payment would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Code Section 409A(a)(2)(B)(i), and Employee constitutes a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), then any such payments that Employee would otherwise be entitled to during the first six months following Employee's "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i) shall be accumulated and paid on the date that is six months after Employee's separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest. In no event shall the Company be liable to Employee for any tax, penalty, or interest levied on Employee as a result of the application of Code Section 409A to any payments or benefits provided to Employee by the Company.

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IN WITNESS WHEREOF, the Employee has executed this Agreement, and Parent and Genie E&P have caused this Agreement to be executed by their duly authorized representatives, as of the date and year first written above.

GENIE ENERGY LTD.

By:	/s/ Howard S. Jonas
Howard S. Jonas
Chief Executive Officer

GENIE ENERGY E&P LTD.

By:	/s/ Howard S. Jonas
Howard S. Jonas
Chairman of the Board

EMPLOYEE:

/s/ Geoffrey Rochwarger
Geoffrey Rochwarger

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APPENDIX A

1.          Employee’s gross monthly salary will be the Israeli currency (NIS) equivalent of that portion of US$41,666.67 that is paid by Genie Energy E&P in accordance with the Agreement (at the official Bank of Israel purchase rate on the 15th of the month). Employee's salary will be paid in arrears by direct transfer to a bank account specified by Employee by the 10th of the month following.

2.          It is hereby explicitly represented and clarified that the Employee’s position under this Agreement is a position that requires a special level of fiduciary duty to the Company and/or the terms and circumstances of his employment are such that the Company cannot exercise full control over or supervision of his work and rest hours; accordingly, the Work and Rest Hours Law of 1951 shall not apply to the Employee.

3.          The Employee shall be entitled to a total of thirty (30) days of paid vacation days per each full 12 month period of consecutive employment. The accumulation, redemption and procedures of utilization thereof shall be the same as prescribed in applicable law with respect to the vacation days granted pursuant to the Annual Vacation Law, 1951. The Employee will coordinate the dates of his vacation based upon the anticipated personnel needs of the Company. The right to accumulate vacation days is limited to five (5) working days, and any additional accumulated vacation days which are not used shall be lost. The Employee shall be entitled to recreation pay (“Dmey Havra’a”) and sick days, in accordance with the provisions of applicable law.

4.          Employee will receive Bituach Minahalim and Keren Hishtalmut consistent with the levels for employer and employee contributions as in effect during the months of January – May 2015.

5.          Nothing in this Addendum shall limit the benefits to which Employee is entitled under the Agreement.

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